Exhibit 99.1

GUESS?, INC. REPORTS THIRD QUARTER RESULTS

Q3 Fiscal 2017 EPS of $0.11, Compared to EPS of $0.15 in Q3 Fiscal 2016

Q3 Fiscal 2017 Revenues Increased 3% to $536 Million

LOS ANGELES, November 30, 2016 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended October 29, 2016.

Victor Herrero, Chief Executive Officer, commented, “While I recognize the challenges we are facing in the Americas, I am thrilled that, due to our various revenue enhancement initiatives, our third quarter revenues increased by 3%. We enjoyed strong double digit growth in Europe and in Asia, and we remain focused on improving our profitability in North America. As we reach the end of our transition year, I look forward to fiscal year 2018 with tremendous anticipation and excitement.”

Mr. Herrero continued, “Third quarter earnings finished at the low-end of our guidance. Overall we are pleased with the performance of our international businesses. In Europe, our revenues were up 16% driven by new store openings and another strong quarter of positive comp store sales. Our European wholesale order book for Spring Summer finished up 1%, marking the second consecutive season of growth in the European wholesale business. Turning to Asia, revenues finished up 10% driven by new store openings and positive comp store sales in China.”

Mr. Herrero continued, “In the Americas, where the retail environment remains challenging, we are more than ever focused on improving the profitability of our retail business. In order to do so, we have identified a four point plan that we believe will drive value for our business: (1) continue to negotiate rent reductions whenever possible, (2) close unprofitable stores upon lease kick-out or expiration unless new rent terms make them profitable, (3) continue to implement supply chain initiatives including vendor consolidation, fabric platforming and source country diversification and (4) enhance our digital capabilities to help set ourselves apart from other retailers.”

Mr. Herrero concluded, “As for the outlook for the current fiscal year, our previous full year guidance assumed better comps and gross margins in the Americas Retail segment for the fourth quarter than we are now expecting based on our third quarter results and trends so far in the fourth quarter. This is the main driver of the change in company guidance.”

This press release contains certain non-GAAP, or adjusted, financial measures, which exclude the impact of (i) a gain from the sale of a minority interest investment recorded during the second quarter of fiscal 2017 and (ii) restructuring charges and a related exit tax charge recorded during the first quarter of fiscal 2017. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Third Quarter Fiscal 2017 Results

For the third quarter of fiscal 2017, the Company recorded net earnings of $9.1 million, a 26.8% decrease from $12.4 million for the third quarter of fiscal 2016. Diluted earnings per share decreased 26.7% to $0.11 for the third quarter of fiscal 2017, from $0.15 for the prior-year quarter. The Company estimates that currencies did not have a meaningful impact on diluted earnings per share in the third quarter of fiscal 2017.

Net Revenue. Total net revenue for the third quarter of fiscal 2017 increased 2.9% to $536.3 million, compared to $521.0 million in the prior-year quarter. In constant currency, net revenue also increased by 2.9%.

•	Americas Retail revenues decreased 4.7% in U.S. dollars and 4.6% in constant currency; retail comp sales including e-commerce decreased 4.9% in U.S. dollars and 4.8% in constant currency.

•	Europe revenues increased 16.4% in U.S. dollars and 16.8% in constant currency.

•	Asia revenues increased 9.8% in U.S. dollars and 6.4% in constant currency.

•	Americas Wholesale revenues decreased 4.3% in U.S. dollars and 2.2% in constant currency.

•	Licensing revenues decreased 14.3% in U.S. dollars and constant currency.

Operating Earnings. Operating earnings for the third quarter of fiscal 2017 decreased 27.4% to $15.1 million (including a $0.2 million unfavorable currency translation impact), from $20.8 million in the prior-year quarter. Operating margin in the third quarter decreased 120 basis points to 2.8%, from 4.0% in the prior-year quarter, driven primarily by the negative impact on the Company’s fixed cost structure resulting from negative comparable store sales in Americas Retail and segment mix, partially offset by lower performance-based compensation costs. The negative impact of currency on operating margin for the quarter was roughly 40 basis points.

•
Operating margin for the Company’s Americas Retail segment decreased 400 basis points to negative 4.9% in the third quarter of fiscal 2017, from negative 0.9% in the prior-year period. The decrease in operating margin was driven primarily by the negative impact on the fixed cost structure resulting from negative comparable store sales and more markdowns.

•
Operating margin for the Company’s Europe segment increased 220 basis points to 6.0% in the third quarter of fiscal 2017, compared to 3.8% in the prior-year period, driven primarily by the favorable impact on the fixed cost structure resulting from higher wholesale shipments and overall leveraging of expenses, partially offset by the unfavorable impact from currency exchange rate fluctuations.

•
Operating margin for the Company’s Asia segment decreased 630 basis points to negative 1.6% in the third quarter of fiscal 2017, from 4.7% in the prior-year period. The decrease in operating margin was driven by a higher SG&A rate due primarily to the unfavorable impact from country mix and higher expenses resulting from expansion in China.

•
Operating margin for the Company’s Americas Wholesale segment decreased 310 basis points to 17.4% in the third quarter of fiscal 2017, from 20.5% in the prior-year period, due to lower gross margins and a higher SG&A rate. The lower gross margins were driven primarily by lower initial mark-ups. The higher SG&A rate was due to overall deleveraging of expenses.

•	Operating margin for the Company’s Licensing segment decreased 480 basis points to 84.7% in the third quarter of fiscal 2017, from 89.5% in the prior-year period.

Other net income, which primarily includes net unrealized and realized mark-to-market revaluation gains on foreign exchange currency contracts, partially offset by net unrealized mark-to-market revaluation losses on foreign currency balances, was $0.1 million for the third quarter of fiscal 2017, compared to $0.2 million in the prior-year quarter.

Nine-Month Period Results

For the nine months ended October 29, 2016, the Company recorded GAAP net earnings of $16.2 million, a 52.5% decrease from $34.1 million for the nine months ended October 31, 2015. GAAP diluted earnings per share decreased 52.5% to $0.19 for the nine months ended October 29, 2016, from $0.40 for the prior-year period.

During the nine months ended October 29, 2016, the Company recognized a gain from the sale of a minority interest investment of approximately $22.3 million which was partially offset by the negative impact from restructuring charges of $6.1 million and a related exit tax charge of $1.9 million (or a combined $14.5 million after considering the net $0.2 million tax benefit resulting from the restructuring charges and the sale of the minority interest investment), or a favorable $0.17 per share impact. Excluding the impact of these items, adjusted net earnings was $1.7 million and adjusted diluted earnings per share was $0.02 during the nine months ended October 29, 2016. The Company estimates the negative impact of currency on diluted earnings per share for the nine months ended October 29, 2016 was approximately $0.12.

Net Revenue. Total net revenue for the first nine months of fiscal 2017 decreased 1.0% to $1.53 billion, from $1.55 billion in the prior-year period. In constant currency, net revenue decreased by 0.4%.

•	Americas Retail revenues decreased 4.0% in U.S. dollars and 3.1% in constant currency; retail comp sales including e-commerce decreased 3.9% in U.S. dollars and 3.2% in constant currency.

•	Europe revenues increased 7.7% in U.S. dollars and 7.2% in constant currency.

•	Asia revenues decreased 4.2% in U.S. dollars and 2.9% in constant currency.

•	Americas Wholesale revenues decreased 7.8% in U.S. dollars and 4.1% in constant currency.

•	Licensing revenues decreased 13.8% in U.S. dollars and constant currency.

Operating Earnings. GAAP operating earnings for the first nine months of fiscal 2017 decreased 96.6% to $1.7 million (including a $1.3 million unfavorable currency translation impact), from $51.4 million in the prior-year period. GAAP operating margin in the first nine months of fiscal 2017 decreased 320 basis points to 0.1%, from 3.3% in the prior-year period, driven primarily by the negative impact of currency exchange rate fluctuations, the negative impact on the Company’s fixed cost structure resulting from negative comparable store sales in Americas Retail and segment mix, partially offset by the favorable impact from positive comparable store sales in Europe. The negative impact of currency on operating margin for the first nine months of fiscal 2017 was roughly 80 basis points.

Excluding the impact of the restructuring charges, adjusted operating earnings was $7.8 million and adjusted operating margin was 0.5%, a decrease of 280 basis points compared to the same prior-year period.

•
Operating margin for the Company’s Americas Retail segment decreased 320 basis points to negative 3.8% in the first nine months of fiscal 2017, from negative 0.6% in the prior-year period. The decrease in operating margin was driven primarily by the negative impact on the fixed cost structure resulting from negative comparable store sales and more markdowns.

•
Operating margin for the Company’s Europe segment decreased 120 basis points to 3.0% in the first nine months of fiscal 2017, from 4.2% in the prior-year period, due to lower gross margins, partially offset by a lower SG&A rate. The lower gross margins were driven primarily by the unfavorable impact from currency exchange rate fluctuations and business mix, partially offset by the favorable impact from positive comparable store sales. The lower SG&A rate was driven by the favorable impact on the fixed cost structure resulting from positive comparable store sales.

•
Operating margin for the Company’s Asia segment decreased 770 basis points to negative 3.1% in the first nine months of fiscal 2017, from 4.6% in the prior-year period. The decrease in operating margin was due to a higher SG&A rate and lower gross margins. The higher SG&A rate was driven primarily by higher expenses resulting from expansion in China, the unfavorable impact from country mix and overall deleveraging. The lower gross margins were driven by higher occupancy costs due to retail expansion in China and overall deleveraging.

•
Operating margin for the Company’s Americas Wholesale segment decreased 260 basis points to 15.6% in the first nine months of fiscal 2017, from 18.2% in the prior-year period. The decrease in operating margin was due to lower gross margins and a higher SG&A rate. The lower gross margins were driven primarily by the unfavorable impact from currency exchange rate fluctuations on product costs and lower initial markups. The higher SG&A rate was due primarily to overall deleveraging.

•	Operating margin for the Company’s Licensing segment decreased 40 basis points to 88.6% in the first nine months of fiscal 2017, from 89.0% in the prior-year period.

Other net income, which primarily includes a realized gain of $22.3 million from the sale of a minority interest investment, was $26.4 million for the first nine months of fiscal 2017, compared to $6.6 million in the prior-year period. The gain from the sale of the minority interest investment has been excluded for purposes of calculating adjusted financial measures for the first nine months of fiscal 2017. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on December 30, 2016 to shareholders of record at the close of business on December 14, 2016.

Outlook

The following guidance assumes that foreign currency exchange rates remain at prevailing rates:

The Company’s expectations for the fourth quarter of fiscal 2017 ending January 28, 2017, are as follows:

•
Consolidated net revenues are expected to increase between 3.5% and 7.5% in U.S. dollars. Currency headwinds are expected to negatively impact consolidated revenue growth by approximately 0.5%. Excluding the impact of currency, consolidated net revenues are expected to increase between 4.0% and 8.0% in constant currency.

•	Operating margin is expected to be between 7.5% and 9.5% and includes roughly 30 basis points of currency headwind.

•	Diluted earnings per share are expected to be in the range of $0.40 to $0.50. Currencies are expected to have a minimal impact on earnings per share for the fourth quarter.

The Company updated its outlook for the fiscal year ending January 28, 2017, which is now as follows:

•
Consolidated net revenues are expected to increase between 0.5% and 1.5% in U.S. dollars. Currency headwinds are expected to negatively impact consolidated revenue growth by approximately 0.5%. Excluding the impact of currency, consolidated net revenues are expected to increase between 1.0% and 2.0% in constant currency.

•	GAAP operating margin is expected to be between 2.5% and 3.0% and includes roughly 60 basis points of currency headwind. Adjusted operating margin is expected to be between 3.0% and 3.5%.

•
GAAP diluted earnings per share are expected to be in the range of $0.59 to $0.69. The estimated impact on earnings per share of the currency headwinds is approximately $0.14. Adjusted diluted earnings per share are expected to be in the range of $0.42 to $0.52.

During the first nine months of fiscal 2017, the Company recognized a gain related to the sale of its minority interest equity holding in a privately-held boutique apparel company. The Company also implemented a global cost reduction and restructuring plan to better align its global cost and organizational structure with its current strategic initiatives which resulted in restructuring charges and a related exit tax charge incurred during the first nine months of fiscal 2017. The Company’s adjusted outlook for the full year excludes the impact of these items recorded in the first nine months of fiscal 2017, where applicable. The Company’s expectations for the fourth quarter ending January 28, 2017, and the Company’s adjusted and GAAP outlook for the fiscal year ending January 28, 2017, also exclude the impact of any restructuring charges that may be recorded in the fourth quarter of fiscal 2017.

On a segment basis, the Company expects the following ranges for percentage changes for comparable store sales (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Fourth Quarter of Fiscal 2017		Fiscal Year 2017

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	down MSD to HSD	down MSD to HSD	down LSD to MSD	down LSD to MSD
Net Revenue	down LSD to MSD	down LSD to MSD	down LSD to MSD	down LSD

Europe:
Comps	__	up HSD to LDD	__	up HSD to LDD
Net Revenue	up LDD to high teens	up mid-teens to high-teens	up HSD to LDD	up HSD to LDD

Asia:
Net Revenue	up low-twenties to high-twenties	up low-twenties to mid-twenties	up LSD	up LSD

Americas Wholesale:
Net Revenue	up HSD	up LDD	down LSD	down LSD

Licensing:
Net Revenue	down LDD	__	down LDD	__

Notes:
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as “adjusted” results (to exclude the impact of a gain from the sale of a minority interest investment, restructuring charges, related exit tax charge and tax impacts incurred during the nine months of fiscal 2017), constant currency financial information and free cash flow measures. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it does not believe such items reflect the Company’s ongoing operating results or future outlook. The Company believes that these adjusted financial measures are useful as an additional means for investors to evaluate the comparability of the Company’s operating results when reviewed in conjunction with the Company’s GAAP financial statements. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable store sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on November 30, 2016 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 29, 2016, the Company directly operated 916 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 735 additional retail stores worldwide. As of October 29, 2016, the Company and its licensees and distributors operated in more than 95 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects and strategic initiatives; statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy; and guidance for the fourth quarter and full year of fiscal 2017, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and respond to consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; our ability to successfully or timely implement plans for cost and workforce reductions; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings; accounting adjustments identified from subsequent events arising after issuance of this release; risk of future asset impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in Eastern Europe, Southern Europe and Asia (particularly China and Korea). In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 29, 2016		October 31, 2015		October 29, 2016		October 31, 2015
	$	%	$	%	$	%	$	%

Product sales	$512,553	95.6%	$493,214	94.7%	$1,462,029	95.6%	$1,467,110	94.9%
Net royalties	23,768	4.4%	27,750	5.3%	68,066	4.4%	78,942	5.1%
Net revenue	536,321	100.0%	520,964	100.0%	1,530,095	100.0%	1,546,052	100.0%

Cost of product sales	356,079	66.4%	337,300	64.7%	1,021,462	66.8%	998,786	64.6%

Gross profit	180,242	33.6%	183,664	35.3%	508,633	33.2%	547,266	35.4%

Selling, general and administrative expenses	165,119	30.8%	162,826	31.3%	500,828	32.7%	495,874	32.1%
Restructuring charges	—	0.0%	—	0.0%	6,083	0.4%	—	0.0%

Earnings from operations	15,123	2.8%	20,838	4.0%	1,722	0.1%	51,392	3.3%

Other income (expense):
Interest expense	(500)	(0.1%)	(292)	(0.0%)	(1,478)	(0.0%)	(1,456)	(0.1%)
Interest income	861	0.2%	273	0.0%	1,763	0.1%	784	0.1%
Other income, net	125	0.0%	247	0.0%	26,417	1.7%	6,581	0.4%

Earnings before income tax expense	15,609	2.9%	21,066	4.0%	28,424	1.9%	57,301	3.7%

Income tax expense	5,880	1.1%	8,005	1.5%	11,682	0.8%	21,774	1.4%

Net earnings	9,729	1.8%	13,061	2.5%	16,742	1.1%	35,527	2.3%

Net earnings attributable to noncontrolling interests	626	0.1%	617	0.1%	548	0.0%	1,453	0.1%

Net earnings attributable to Guess?, Inc.	$9,103	1.7%	$12,444	2.4%	$16,194	1.1%	$34,074	2.2%

Net earnings per common share attributable to common stockholders:

Basic	$0.11		$0.15		$0.19		$0.40
Diluted	$0.11		$0.15		$0.19		$0.40

Weighted average common shares outstanding attributable to common stockholders:

Basic	83,758		83,985		83,631		84,651
Diluted	83,917		84,373		83,813		84,847

Effective tax rate	37.7%		38.0%		41.1%		38.0%

Adjusted earnings from operations[1]:					$7,805	0.5%

Adjusted net earnings attributable to Guess?, Inc.[1]:					$1,687	0.1%

Adjusted diluted earnings per common share attributable to common stockholders[1]:					$0.02

Adjusted effective tax rate[1]					81.7%

Notes:
1
The adjusted results reflect the exclusion of a gain on sale of a minority interest investment, restructuring charges, related exit tax charge and tax impacts recorded during the nine months ended October 29, 2016. No adjustments have been made to the same prior-year period. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense for the nine months ended October 29, 2016.

	Nine Months Ended
	October 29, 2016
		% of
	$	Revenues

Reported GAAP earnings from operations	$1,722	0.1%
Restructuring charges[1]	6,083

Adjusted earnings from operations	$7,805	0.5%

Reported GAAP net earnings attributable to Guess?, Inc.	$16,194	1.1%

Restructuring charges[1]	6,083

Gain on sale of a minority interest investment[2]	(22,279)

Income tax adjustments[3]	(222)
Exit tax charge[4]	1,911

Total adjustments affecting net earnings attributable to Guess?, Inc.	(14,507)

Adjusted net earnings attributable to Guess?, Inc.	$1,687	0.1%

Reported GAAP income tax expense	$11,682

Total income tax adjustments[3]	222
Exit tax charge[4]	(1,911)

Total income tax effect	(1,689)

Adjusted income tax expense	$9,993

Adjusted effective tax rate	81.7%

Notes:
1
During the first quarter of fiscal 2017, the Company implemented a global cost reduction and restructuring plan to better align its global cost and organizational structure with its current strategic initiatives which resulted in restructuring charges, mainly related to cash-based severance costs, incurred during the nine months ended October 29, 2016. The restructuring charges were recorded during the three months ended April 30, 2016.

2
The Company recognized a gain related to the sale of its minority interest equity holding in a privately-held boutique apparel company during the nine months ended October 29, 2016. The gain related to the sale was recorded during the three months ended July 30, 2016.

3
The income tax effect of the restructuring charges was based on the Company’s assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charges were incurred. The income tax effect on the gain on sale of the minority interest investment was based on the impact of the transaction on the effective tax rate.

4
As a result of the global cost reduction and restructuring plan, the Company incurred an estimated exit tax charge related to its reorganization in Europe during the nine months ended October 29, 2016. The estimated exit tax charge was recorded during the three months ended April 30, 2016.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 29,	October 31,	%	October 29,	October 31,	%
	2016	2015	change	2016	2015	change

Net revenue:
Americas Retail	$215,862	$226,599	(5%)	$646,573	$673,304	(4%)
Europe	187,008	160,696	16%	535,855	497,468	8%
Asia	64,865	59,100	10%	172,241	179,880	(4%)
Americas Wholesale	44,818	46,819	(4%)	107,360	116,458	(8%)
Licensing	23,768	27,750	(14%)	68,066	78,942	(14%)
	$536,321	$520,964	3%	$1,530,095	$1,546,052	(1%)

Earnings (loss) from operations:
Americas Retail	$(10,614)	$(2,053)	(417%)	$(24,829)	$(4,018)	(518%)
Europe	11,157	6,150	81%	16,105	20,668	(22%)
Asia	(1,049)	2,794	(138%)	(5,264)	8,294	(163%)
Americas Wholesale	7,814	9,583	(18%)	16,764	21,202	(21%)
Licensing	20,141	24,842	(19%)	60,289	70,282	(14%)
Corporate Overhead	(12,326)	(20,478)	(40%)	(55,260)	(65,036)	(15%)
Restructuring Charges	—	—		(6,083)	—
	$15,123	$20,838	(27%)	$1,722	$51,392	(97%)

Operating margins:
Americas Retail	(4.9%)	(0.9%)		(3.8%)	(0.6%)
Europe	6.0%	3.8%		3.0%	4.2%
Asia	(1.6%)	4.7%		(3.1%)	4.6%
Americas Wholesale	17.4%	20.5%		15.6%	18.2%
Licensing	84.7%	89.5%		88.6%	89.0%

Total Company including restructuring charges	2.8%	4.0%		0.1%	3.3%
Total Company before restructuring charges	2.8%	4.0%		0.5%	3.3%

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	October 29, 2016			October 31, 2015	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$215,862	$269	$216,131	$226,599	(5%)	(5%)
Europe	187,008	709	187,717	160,696	16%	17%
Asia	64,865	(1,961)	62,904	59,100	10%	6%
Americas Wholesale	44,818	971	45,789	46,819	(4%)	(2%)
Licensing	23,768	—	23,768	27,750	(14%)	(14%)
	$536,321	$(12)	$536,309	$520,964	3%	3%

	Nine Months Ended
	October 29, 2016			October 31, 2015	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$646,573	$6,001	$652,574	$673,304	(4%)	(3%)
Europe	535,855	(2,519)	533,336	497,468	8%	7%
Asia	172,241	2,344	174,585	179,880	(4%)	(3%)
Americas Wholesale	107,360	4,296	111,656	116,458	(8%)	(4%)
Licensing	68,066	—	68,066	78,942	(14%)	(14%)
	$1,530,095	$10,122	$1,540,217	$1,546,052	(1%)	(0%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 29,	January 30,	October 31,
	2016	2016	2015[1]

ASSETS

Cash and cash equivalents	$349,104	$445,480	$402,386

Receivables, net	218,205	222,359	195,825

Inventories	428,139	311,704	373,103

Other current assets	59,479	56,709	59,497

Property and equipment, net	272,918	255,344	240,058

Other assets	251,918	247,152	251,603

Total Assets	$1,579,763	$1,538,748	$1,522,472

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and capital lease obligations	$560	$4,024	$4,450

Other current liabilities	363,416	323,035	322,600

Long-term debt	23,540	2,318	2,189

Other long-term liabilities	179,372	172,826	174,288

Redeemable and nonredeemable noncontrolling interests	14,659	18,070	17,004

Guess?, Inc. stockholders’ equity	998,216	1,018,475	1,001,941

Total Liabilities and Stockholders’ Equity	$1,579,763	$1,538,748	$1,522,472

Notes:
1
As a result of the adoption of new authoritative guidance during fiscal 2016 which requires that all deferred tax liabilities and assets be classified as long-term on the balance sheet, other current assets and other assets at October 31, 2015 were adjusted to reflect the reclassification of deferred tax assets for $19.3 million from current to long-term.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	October 29,	October 31,
	2016	2015

Net cash provided by (used in) operating activities	$(30,775)	$64,727

Net cash used in investing activities	(25,383)	(30,529)

Net cash used in financing activities	(44,977)	(107,994)

Effect of exchange rates on cash and cash equivalents	4,759	(7,301)

Net change in cash and cash equivalents	(96,376)	(81,097)

Cash and cash equivalents at the beginning of the year	445,480	483,483

Cash and cash equivalents at the end of the period	$349,104	$402,386

Supplemental information:

Depreciation and amortization	$51,194	$54,013

Rent	$193,671	$193,292

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(in thousands)

	Nine Months Ended
	October 29,	October 31,
	2016	2015

Net cash provided by (used in) operating activities	$(30,775)	$64,727

Less: Purchases of property and equipment	(66,849)	(40,293)

Free cash flow	$(97,624)	$24,434

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of October 29, 2016		As of October 31, 2015
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States	342	341	347	346

	Canada	111	111	114	114

	Central and South America	91	48	96	43

	Total Americas	544	500	557	503

	Europe and the Middle East	614	321	593	274

	Asia	493	95	475	49

		1,651	916	1,625	826

Guess?, Inc. and Subsidiaries
Directly Operated Retail Store Data
U.S. and Canada

	Nine Months Ended
	October 29,	October 31,
	2016	2015

Number of stores at the beginning of the year	455	481

Store openings	11	10

Store closures	(14)	(31)

Number of stores at the end of the period	452	460

Total store square footage at the end of the period	2,216,000	2,225,000

Guess?, Inc. and Subsidiaries
Americas Retail Net Revenue
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 29,	October 31,	%	October 29,	October 31,	%
	2016	2015	change	2016	2015	change
Net revenue:

Retail stores	$195,383	$206,466	(5.4%)	$586,792	$616,727	(4.9%)

E-commerce sites	20,479	20,133	1.7%	59,781	56,577	5.7%

Total	$215,862	$226,599	(4.7%)	$646,573	$673,304	(4.0%)

Guess?, Inc. and Subsidiaries
Retail Store Change in Comparable Store Sales
U.S. and Canada

	Three Months Ended		Nine Months Ended
	October 29, 2016		October 29, 2016
	U.S. Dollars	Constant Currency	U.S. Dollars	Constant Currency

Excluding e-commerce sales	(5.6%)	(5.4%)	(4.8%)	(4.1%)

Impact of e-commerce sales	0.7%	0.6%	0.9%	0.9%

Including e-commerce sales	(4.9%)	(4.8%)	(3.9%)	(3.2%)